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                                                                   EXHIBIT 10-55


                                AMENDMENT TO THE
             DTE ENERGY COMPANY EXECUTIVE DEFERRED COMPENSATION PLAN

         The DTE Energy Company Executive Deferred Compensation Plan is amended by replacing Section 6.05 with the following:

                  6.05. Unscheduled Withdrawals. A Participant or a former Participant receiving distributions in annual installments is permitted to make unscheduled withdrawals as described below:

                           (a) Election. A Participant may request in writing to the Vice President, Human Resources, an unscheduled partial withdrawal or entire withdrawal of the amount credited to the Participant's Account, including earnings, which will be paid within 30 days in a single lump sum. A former Participant may request in writing to the Vice President, Human Resources, an unscheduled partial withdrawal or entire withdrawal of the undistributed balance of the former Participant's Account, which will be paid within 30 days in a single lump sum.

                           (b) Withdrawal Penalty. There will be a penalty deducted from the Account prior to an unscheduled withdrawal equal to 10% of the Account balance as of the date the unscheduled withdrawal request is received by the Vice President, Human Resources.

                           (c) Suspension of Deferrals. If a Participant elects an unscheduled withdrawal, any deferrals elected by the Participant for the current Plan Year will cease. The Participant will not be eligible to elect to again make deferrals under the Plan until the second Plan Year beginning after the Plan Year in which the withdrawal was made.